Exhibit 99.1
CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER 2011 RESULTS

CHATTANOOGA, Tenn. (November 4, 2011) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the third quarter ended October 1, 2011. In the third quarter of 2011, the Company had sales of $69,607,000 and income from continuing operations of $22,000, or $0.00 per diluted share, compared with a loss from continuing operations of $1,869,000, or $0.15 per diluted share for the third quarter of 2010. Net sales increased 22.8% for the fiscal third quarter of 2011 as compared with the third quarter of 2010. For the year-to-date, sales are $204,761,000 and income from continuing operations is $1,474,000, or $0.11 per diluted share, compared with sales of $166,188,000 and a loss from continuing operations of $5,012,000, or $0.40 per diluted share, for the year-ago period. Net sales for the year-to-date are 23.2% above the same period of 2010.

Excluding items related to refinancing the Company's Senior Credit Facility, the Company reported Non-GAAP income from continuing operations of $216,000, or $0.02 per diluted share, in the third quarter of 2011, compared with a loss from continuing operations of $1,869,000, or $0.15 per diluted share, for the third quarter of 2010.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “Dixie had strong growth in the quarter with nearly 23% improvement in sales compared to very modest growth for the industry. Our residential product sales grew 26% above the same period in 2010. This increase is in contrast with what we believe is a sales decline for the residential market. The residential carpet market, in general, has still not recovered from the recession; however, it is notably stronger at the high end than the broader market. Our commercial products had growth of 14%, which we believe is above the industry growth rate. Notable was growth in the modular carpet tile sector, which continues to exceed that of the broadloom product category in commercial products for both Dixie and the industry.

“Having completed seven consecutive quarters of sales growth in excess of the industry, we believe that continued emphasis on new product introductions is the correct strategy to enhance our position within the high end of the market. Our sales improved in all brands, in addition to a 6% sales increase that resulted from a one-time special during the period in the mass merchant category. Notably, Masland and Fabrica had double digit growth in the third quarter relative to the same period last year. Masland Contract had similarly improved sales during the quarter.

“We continue to shift more resources into new product introductions serving the upper-end segments of the market as we believe that those segments will continue to rebound faster than the more moderate price points. This is why we have invested in expanded capacity to produce such new products as Invista's® SolarMax™ and TruSoft™ fiber technology. In addition, we are expanding our wool offerings to enhance our position in serving that portion of the upper-end market.

“Our gross profit, at 22.7% of net sales, was above that for the third quarter a year ago but below the year-to-date average of 24.0%. Our margins were compressed as a result of a one-time opportunity for added business in the residential mass merchant market as well as heavy shipments to national accounts within the commercial market. However, our selling, general and administrative expenses compared favorably at 20.8% of sales or 4.1 percentage points below last years' 24.9% of sales for the same quarter of the prior year.

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DXYN Reports Third Quarter 2011 Results

November 4, 2011

“As we saw the industry slowdown continue from the second quarter into the third, we maintained a tight rein on running schedules, inventories and overtime; however, we experienced growth as compared to a relatively weaker quarter of the prior year. The fourth quarter of 2010 was significantly stronger than the earlier portion of that year, primarily due to sales growth in the mass merchant channel, and as a result we do not expect to continue such significant year-over-year growth as we head into the fourth quarter of 2011. Further, our fourth quarter this year will include both the week before and after Christmas as compared to the same quarter a year ago that only included one of those weeks.

“Capital expenditures were $4.2 million for the year-to-date, while depreciation and amortization was $7.3 million. We continue to underspend our depreciation and amortization levels. We anticipate total capital expenditures of $6.8 million for the year, the bulk of which will be used to expand our capacity and capabilities in our yarn operations. Total debt seasonally rose by $2.5 million during the quarter to $74.8 million.

“We established a new $90.0 million Senior Credit facility as well as increased the mortgage on our Susan Street facility by $5.5 million. The increased funds were used to buy out the $9.7 million in convertible subordinated debt, closing on October 5, shortly after the end of the quarter. In addition, this capital structure provides us with the financing necessary to grow over the next five years. The credit facility has no financial covenants as long as we maintain availability in excess of $10 million. The unused borrowing capacity under our credit lines was $22.6 million as of October 1, 2011.

“Continued instability in the world economy, along with a continued high unemployment rate and a weak housing recovery, will continue to challenge our industry over the next year. We will, however, continue to invest in new and fashionable products, believing that beautiful products, emphasis on the customer and strong cost controls are the required ingredients to be successful in this challenging environment,” Frierson concluded.

The Company's loss from discontinued operations was $65,000, or $0.00 per diluted share, for the third quarter of 2011, compared with a loss from discontinued operations of $28,000, or $0.00 per diluted share, for the prior year. Including discontinued operations, the Company reported a net loss of $43,000, or $0.00 per diluted share, for the third quarter of 2011 compared with a net loss of $1,897,000, or $0.15 per diluted share, for the year-earlier period. The Company's loss from discontinued operations was $127,000, or $0.01 per diluted share, for the nine months ended October 1, 2011, compared with a loss from discontinued operations of $158,000, or $0.01 per diluted share, for the nine-month period ended September 25, 2010. Including discontinued operations, the Company reported net income of $1,347,000 of $0.10 per diluted share, for the first nine months of 2011 compared with a net loss of $5,170,000, or $0.41 per diluted share, for the prior period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website or at www.earnings.com. The simulcast will begin at approximately 2:00 p.m. Eastern Time on November 4, 2011. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-1482 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 5105465 when prompted for the access code. For further information, please see updated investor presentation at www.thedixiegroup.com and click on the Investor Relations tab; file is listed under Overview - Featured Reports.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Whitespace brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the

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DXYN Reports Third Quarter 2011 Results

November 4, 2011

Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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DXYN Reports Third Quarter 2011 Results

November 4, 2011

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	October 1, 2011	September 25, 2010	October 1, 2011	September 25, 2010
NET SALES	$69,607	$56,676	$204,761	$166,188
Cost of sales	53,834	44,099	155,695	126,020
GROSS PROFIT	15,773	12,577	49,066	40,168
Selling and administrative expenses	14,493	14,127	44,830	43,513
Other operating income	(59)	(34)	(689)	(154)
Other operating expense	161	117	340	337
Facility consolidation and severance expenses	—	304	(563)	637
OPERATING INCOME (LOSS)	1,178	(1,937)	5,148	(4,165)
Interest expense	904	904	2,736	3,221
Other income	(29)	(11)	(60)	(33)
Other expense	8	4	34	320
Refinancing expense	317	—	317	—

Income (loss) from continuing operations before taxes	(22)	(2,834)	2,121	(7,673)
Income tax provision (benefit)	(44)	(965)	647	(2,661)

Income (loss) from continuing operations	22	(1,869)	1,474	(5,012)
Loss from discontinued operations, net of tax	(65)	(28)	(127)	(158)

NET INCOME (LOSS)	$(43)	$(1,897)	$1,347	$(5,170)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.00	$(0.15)	$0.11	$(0.4)
Discontinued operations	—	—	(0.01)	(0.01)

Net income (loss)	$—	$(0.15)	$0.10	$(0.41)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.00	$(0.15)	$0.11	$(0.4)
Discontinued operations	—	—	(0.01)	(0.01)

Net income (loss)	$—	$(0.15)	$0.10	$(0.41)

Weighted-average shares outstanding:
Basic	12,596	12,533	12,582	12,520
Diluted	12,648	12,533	12,632	12,520

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DXYN Reports Third Quarter 2011 Results

November 4, 2011

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	October 1, 2011	December 25, 2010
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$121	$244
Receivables, net	32,638	28,550
Inventories	66,299	58,289
Other	9,395	6,943
Total Current Assets	108,453	94,026

Net Property, Plant and Equipment	67,291	70,246
Other Assets	13,746	13,830
TOTAL ASSETS	$189,490	$178,102

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$33,046	$30,385
Current portion of long-term debt	12,589	7,145
Total Current Liabilities	45,635	37,530

Long-Term Debt
Senior indebtedness	49,831	40,321
Convertible subordinated debentures	—	9,662
Mortgage note payable	10,325	5,430
Equipment notes payable	1,715	2,125
Capital lease obligations	369	532
Deferred Income Taxes	3,999	4,759
Other Liabilities	13,044	15,313
Stockholders' Equity	64,572	62,430
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$189,490	$178,102

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DXYN Reports Third Quarter 2011 Results

November 4, 2011

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

The first nine months of 2011 contained 40 operating weeks compared with 39 operating weeks in the first nine months of 2010. Percentage changes in net sales have been adjusted to reflect the comparable number of weeks in the reporting periods.

The Company defines Non-GAAP Income (Loss) from Continuing Operations, as shown below, as Income (Loss) from Continuing Operations plus refinancing expense, net of tax, plus one-time items so defined.

	Three Months Ended		Nine Months Ended
	October 1, 2011	September 25, 2010	October 1, 2011	September 25, 2010
Net Sales Adjusted:
Weeks in period	13	13	40	39

Net sales as reported	$69,607	$56,676	$204,761	$166,188
Adjusted for weeks	—	—	(4,711)	—
Non-GAAP net sales as adjusted	$69,607	$56,676	$200,050	$166,188

	Three Months Ended		Nine Months Ended
	October 1, 2011	September 25, 2010	October 1, 2011	September 25, 2010
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income (Loss) from Continuing Operations:
Income (loss) from continuing operations	$22	$(1,869)	$1,474	$(5,012)

Add: Refinancing expense, net of tax	194	—	194	—
Non-GAAP income (loss) from continuing operations	$216	$(1,869)	$1,668	$(5,012)

Non-GAAP basic income (loss) from continuing operations per share	$0.02	$(0.15)	$0.13	$(0.4)

Basic average shares outstanding	12,596	12,533	12,582	12,520

Non-GAAP diluted income (loss) from continuing operations per share	$0.02	$(0.15)	$0.13	$(0.4)

Diluted average shares outstanding	12,648	12,533	12,632	12,520

Further non-GAAP reconciliation data, including Non-GAAP Adjusted Operating Income, Adjusted EBIT and Adjusted EBITDA are available at www.thedixiegroup.com under the Investor Relations section.

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